EXHIBIT 99.2

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EDITED TRANSCRIPT
NTSC - Q3 2012 NATIONAL TECHNICAL SYSTEMS INC EARNINGS CONFERENCE CALL

EVENT DATE/TIME: DECEMBER 14, 2011 / 06:00 PM  GMT

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DECEMBER 14, 2011 / 06:00PM  GMT, NTSC - Q3 2012 National Technical Systems Inc Earnings Conference Call

CORPORATE PARTICIPANTS

 Jill Bertotti National Technical Systems Inc - IR

 Bill McGinnis National Technical Systems Inc - President, CEO

 Raffy Lorentzian National Technical Systems Inc - SVP, CFO

 PRESENTATION

Operator

 Good day, ladies and gentlemen, thank you for standing by. Welcome to the National Technical Systems fiscal 2012 third quarter and nine month results conference call. During today's presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. (Operator Instructions) This conference is being recorded today, Wednesday, December 14, 2011. I would now like to turn the conference over to Ms. Jill Bertotti of Allen and Caron. Please go ahead.

 Jill Bertotti - National Technical Systems Inc - IR

 Thank you for joining us today for the National Technical Systems fiscal 2012 third quarter and nine month results conference call. You should have all received a copy via e-mail this morning of the news release announcing the Company's results for the fiscal 2012 third quarter and nine months ended October 31, 2011. If any of you did not receive a copy of the news release, please call our office after the call at 949-474-4300 and we'll be happy to e-mail you a copy. Before we get underway, I've been asked to make the following statement. With the exception of historical information, statements on this conference call concerning future operations, plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Those forward-looking statements including statements about the Company's anticipated future operating results are based on management's expectations at this time. Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in NTS's annual report on 10K and other filings with the Securities and Exchange Commission. Listeners are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. NTS undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect circumstances or unanticipated events occurring after the date of this conference call.

With me on the call today are Chief Executive Officer, Bill McGinnis; and Chief Financial Officer, Raffy Lorentzian. Bill and Raffy will review some prepared remarks including an update on the business operational performance and outlook. We will then conduct a question-and-answer session and will end with a few closing remarks. With that said, I'd now like to turn the call over to Bill McGinnis. Bill?

 Bill McGinnis - National Technical Systems Inc - President, CEO

 Yes, thank you, Jill, and good morning and thank everybody for joining on the call this morning. I plan to make a few comments on the operational performance of the business, and then I will turn the call over to Raffy to provide some details on the financial performance. So revenues for the third quarter were $40.5 million compared to $38.6 million in the third quarter of the prior year, an increase of approximately 5%. Net income from continuing operations was $360,000 compared to $1.1 million for the year earlier period. Inclusive of discontinued operations, NTS did incur a net loss in quarter of $187,000 which included a loss of $547,000 from the closing of the Company's facility in Calgary, Canada.

The aerospace and defense markets traditionally our two largest revenue generators have been soft this year due to reductions in government spending and funding delays from some programs, but our initiatives to diversify our services and expand our geographic footprint allowed us to grow our revenue for the period. While our overall revenue was strong in the quarter, the slow downs in the defense and aerospace spending along with the cost of integrating recent acquisitions and substantial legal and other expenses relating to the proxy contest did have a significant impact on profitability in the quarter. However, we have taken action to address these issues and expect that those measures will quickly translate to improvements in performance. The main factors that I'm referring to that affected net income in the quarter and we have taken correction action on are as follows.

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DECEMBER 14, 2011 / 06:00PM  GMT, NTSC - Q3 2012 National Technical Systems Inc Earnings Conference Call

We experienced a decline in defense industry spending primarily from uncertainty regarding the US budget and delays in the US Government's continuing resolution process. This resulted in underutilization of assets and impacted gross profit margins at NTS facilities that are designated to service the defense industry. NTS has consolidated and reduced the cost structures of these facilities specifically reducing headcount, and we expect more normalized margins in the fourth quarter and next year. Ingenium was acquired in July of 2011 and is experiencing extraordinary low revenues and operating losses. As a result, NTS was able to acquire Ingenium at an advantageous purchase price. Based upon increase in orders and current operating levels, Ingenium is now expected to be profitable in the fourth quarter and we remain confident that the acquisition of Ingenium will be an important strategic move for the Company to service an increase in expected demand in the aerospace industry specifically in the Midwest.

Selling, general, and administrative costs for the third quarter reflect approximately $300,000 of legal and related costs associated with the recent shareholder proxy contest, dissident shareholder issues, litigation, and acquisition. For the nine months of this fiscal year, costs relating to these matters exceeded $1.7 million. MSI was acquired by NTS in December of 2010. MSI was in the midst of performing a significant contract and they incurred significant cost overruns on this contract causing MSI to incur operating expenses in the current year without recognizable revenue. This negatively impacted gross margins at this facility.

The good news is the contract has been completed and will not negatively impact MSI's gross margins going forward. NTS has and continues to leverage its current client base and we're starting to win engineering contracts that will be performed by MSI and enhance financial contributions going forward. We also closed our facility in Calgary, Canada due to the non-renewal of the facility's lease. The decision to shut down operations was based on the costs to relocate to a new facility in the area and the low operating profit of the existing business. The fixed assets were relocated to NTS facilities -- other NTS facilities and the office was closed down on October 31, 2011. Shut down expenses of $553,000 were incurred and recorded in the third quarter.

We are completing a sales expansion program to add additional sales resources to our key markets to drive revenue growth. Overall, we still see significant opportunities in areas such as telecom and are optimistic about the improvements we are experiencing in our energy and automotive business and still look at the aerospace business as very favorable. We are focusing our energies on improving revenue and margin performance, especially as the economy recovers over the next 12 to 24, months and we remain very optimistic for next year. Just a few quick comments on the outlook of the business. We expect the fourth quarter performance to improve over this year -- this fiscal year's third quarter. The fourth quarter typically experiences some seasonality and downward trends in revenue, which is expected to be offset this year by revenues from the newly acquired Ingenium and MSI businesses.

Operator

 Ladies and gentlemen, please hold. We are experiencing technical difficulties.

 Bill McGinnis - National Technical Systems Inc - President, CEO

 Hello and sorry for that. Somehow I got disconnected so I'm not quite sure where I left off. I was actually talking about the outlook of the business. Raffy, could you give some guidance?

 Raffy Lorentzian - National Technical Systems Inc - SVP, CFO

 Yes, you were talking about the fourth quarter outlook and that's where you were.

 Bill McGinnis - National Technical Systems Inc - President, CEO

 Okay, let me just start there so we don't miss the point. I just want to make a few quick comments on the outlook of the business before I turn it over to Raffy. We expect fourth quarter performance to improve over this year's fiscal year's third quarter. The fourth quarter typically experiences some seasonal downward trends in revenues, which is expected to be offset by revenues of the newly acquired Ingenium and LTI Lightning business. Gross margins are expected to improve compared to our third quarter based largely on increased business at Ingenium facility, the completion of the MSI contract, and the effective measures taken to restructure cost of goods sold at the facility.

Selling and general administrative expenses are expected to increase quarter-over-quarter as a result of the costs related to the expanded sales revitalization program. For its fiscal year 2013, we expect another growth year with expected revenues of $164 million to $169 million. We also expect selling, G&A and administrative expenses to decline as a percentage of revenue from fiscal year 2012l Additionally the Company does not expect acquisition and legal costs at levels experienced in the current fiscal year. After completing our budget for the year, we will provide additional guidance on the Company's outlook for fiscal 2013 including a range of EBITDA and a range of expected gross profit as a percent of sales. So at this time, I'd like to turn the call over to Raffy for the financial presentation. Raffy?

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DECEMBER 14, 2011 / 06:00PM  GMT, NTSC - Q3 2012 National Technical Systems Inc Earnings Conference Call

 Raffy Lorentzian - National Technical Systems Inc - SVP, CFO

 Thanks, Bill. Good morning, everyone. I'll start with the third quarter results. Net revenues of $40.5 million were up approximately 5% from the prior year third quarter. $2.8 million of the increase was from the acquisitions of MSI acquired on December 16, 2010, Ingenium acquired on July 21, 2011, and LTI acquired on September 1, 2011. Organic revenues decreased $962,000 or 2.5% primarily related to a decrease in the defense and aerospace markets.

Decrease in defense was mostly due to the funding  uncertainties of the current administration and delays in the Government's continuing resolution process. The decrease in organic revenues, however, were partially offset by an increase in the telecom and energy markets. Gross profit decreased by $1.2 million or 11.5%. Gross profit as a percentage of revenue was 23.4% in the current quarter compared to 27.7% in the prior year. Gross profit was impacted by delays of products to be tested at our Ingenium facility, unexpected costs at a major contract that is now completed, and delays in defense-related programs which caused underutilization at some of our facilities.

Ingenium did eventually receive the products early in the fourth quarter, and we expect their performance in the fourth quarter to be improved significantly over the third quarter. SG&A expense decreased by $874,000 or 10.2% from the prior year. This decrease was primarily due to a decrease in incentive compensation expense related to the lower profitability, the decrease in compensation and travel-related expenses as a result of the Company's recent reduction in force and cost cutting initiatives. This was partially offset by increased amortization expense and related to the recent acquisition. Legal and related costs associated with the proxy contest, litigation, and acquisitions were approximately $300,000 in the current quarter.

SG&A expense as a percentage of revenues decreased to 19% in the current year from 22.2% in the prior year. Operating income decreased to $1.8 million from $2.1 million in the prior year. Interest expense increased by $439,000 to $722,000 in the current quarter. This was primarily due to increased interest expense from the Mill Road  capital financing as well as amortization of fees related to Mill Road and bank financing. Other expense was $185,000 in the current quarter compared to other income of $515,000 in the prior year, which was primarily due to the net gain from insurance recovery.

We had a loss from discontinued operations of $547,000 compared to income from discontinued operations of $43,000 in the prior year. As Bill mentioned, this was due to our closure of our Calgary facility as of October 31, 2011, shut down expenses of $553,000 were incurred and recorded in the third quarter. Net income attributable to non-controlling interest was $282,000 compared to $199,000 in the prior year. This increase was due to higher net income for the Company's 50% owned entity rate and subsidiary in the current quarter. Net income from continuing operations attributable to NTS was $360,000 for the current quarter compared to $1.089 million in the prior year or $0.03 per share in the current quarter compared to $0.10 per share in the prior year on a diluted basis.

Including discontinued operations, we incurred a net loss attributable to NTS of $187,000 in the current quarter compared to $1.132 million income in the prior year or $0.02 per share loss in the current quarter compared to $0.10 per share income in the prior year on a diluted basis. EBITDA from continuing operations for the current quarter was $3.7 million compared to $4.3 million in the prior year. EBITDA or earnings before interest, tax, depreciation, and amortization, is not a measure of financial performance under Generally Accepted Accounting Principle or GAAP, but we believe the use of EBITDA does provide management with additional use for measure of the performance of the Company's business. Non-cash share based compensation is also added to our EBITDA numbers.

I will be a bit more brief with the nine month's results. Our revenues were $115.1 million for the nine months, up approximately 6.2% from the prior year. 4.3% was from acquisitions and 1.8% was from organic growth. Gross profit decreased by 9.8%. Gross profit as a percent of revenue was 24.2% in the current period compared to 28.4% in the prior year. The decrease was primarily due to the same reason I mentioned in the third quarter report. SG&A expense decreased by $756,000 or 3.2% from the prior year. This decrease was primarily due to the same reasons I mentioned.

Legal and related costs associated with the proxy cost litigation and acquisitions were approximately $1.7 million in the current nine month period. Other expense was a loss of $211,000 in the current nine month period compared to other income of $3.742 million in the prior year, which was primarily due to the gain on the sale of the Virginia property of $3.017 million and net gain from insurance recovery. Net income from continuing operations attributable to NTS was $1.431 million for the current nine month period compared to $5.721 million in the prior year or $0.13 per share in the current period compared to $0.55 per share in the prior year on a diluted basis. Prior year net income included a net of tax gain of $1.7 million or $0.18 a share from the sale of land. EBITDA from continuing operations for the nine months was $11.1 million compared to $13.5 million in the prior year excluding the gain from land.

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DECEMBER 14, 2011 / 06:00PM  GMT, NTSC - Q3 2012 National Technical Systems Inc Earnings Conference Call

Moving to the balance sheet. As reported in our release, as of October 31, 2011, cash and investments were $11.3 million, working capital of $32.5 million, total assets of $151.4 million, total debt of $50.1 million, and total equity of $65 million. Additional information will be in our 10Q, and we're planning to file that this afternoon. And this concludes my report. I'll turn it back now to Bill.

 Bill McGinnis - National Technical Systems Inc - President, CEO

 Well, thank you, Raffy. Okay. Why don't we open it up for Q&A.

 QUESTION AND ANSWER

Operator

 Thank you, sir. (Operator Instructions) And I'm showing no questions in the queue at this time. Please continue.

 Bill McGinnis - National Technical Systems Inc - President, CEO

 Okay, I guess since there's no questions, I assume we did a thorough job. So, thank you for that, Raffy. But I just want to say is, we're certainly looking forward to the call next quarter. Hopefully, we have results that are less disappointing than this quarter, but I think this quarter, certainly with Ingenium and MSI, and the fact that we think we have those activities [trending], we're pretty excited about the future potential for both those activities. So, I think our thesis on our acquisition side is still solid, and we expect some performance there.

So, with that, I really want to thank everybody for their time today, listening in; and again, we look forward to next quarter's conference call. Thank you.

Operator

 Ladies and gentlemen, this concludes the National Technical Systems fiscal 2012 third quarter and nine month results conference call. Thank you for your participation. You may now disconnect.

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